Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 12, 2008, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of ATS Medical, Inc. on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
January 15, 2009